CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the use of our name as auditing firm in the Annual Report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended June 30, 1999 by CDX Corporation on Form 10-KSB.

CAYER, PRESCOTT, CLUNE & CHATELLIER, LLP

/S/ Cayer, Prescott, Clune & Chatellier, LLP

September 30, 1999
Providence, Rhode Island